Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan and the Venoco, Inc. 2000 Stock Incentive Plan, of our reports dated March 3, 2009, with respect to the consolidated financial statements of Venoco, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Venoco, Inc. filed with the Securities and Exchange Commission.

Denver, Colorado

May 20, 2009